UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ARES CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 3, 2011

Dear Stockholder:

In connection with the upcoming 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Ares Capital Corporation (the “Company”) on June 6, 2011, you are being asked to (i) elect three directors of the Company, (ii) ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, (iii) approve a proposal to authorize the Company, with the approval of its board of directors, to sell or otherwise issue shares of its common stock at a price below its then current net asset value per share (“NAV”) subject to certain limitations (including, without limitation, that the number of shares issued not exceed 25% of its then outstanding common stock), (iv) approve a proposed amendment to the “hurdle rate” in the Company’s investment advisory and management agreement (the “Advisory Agreement”) with its investment adviser (the “Hurdle Rate Amendment”) and (v) approve a proposed amendment to the calculation of the capital gains portion of the incentive fee in the Advisory Agreement (the “Capital Gains Amendment”).

Set forth below is information confirming the voting standard required to approve each of the proposals:

	Proposal	Approval Standard
1.	Election of Directors	The affirmative vote of the holders of at least a majority of the total outstanding shares of the Company’s common stock.

2.	Ratification of KPMG LLP	The affirmative vote of at least a majority of all of the votes cast at a meeting at which a quorum is present.

3.	Issuance of Common Stock at Below NAV

The affirmative vote of the holders of at least a “majority,” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), of (1) the outstanding shares of the Company’s common stock and (2) the outstanding shares of the Company’s common stock held by persons that are not affiliated persons of the Company.  Under the Investment Company Act, the vote of holders of a “majority” means the vote of the holders of the lesser of (a) 67% or more of the outstanding shares of the Company’s common stock present at the Annual Meeting or represented by proxy if the holders of more than 50% of the shares of the Company’s common stock are present or represented by proxy and (b) more than 50% of the Company’s outstanding shares of common stock.

4.	Hurdle Rate Amendment

The affirmative vote of the holders of at least a “majority” of the outstanding shares of the Company’s common stock, as defined in the Investment Company Act.  Under the Investment Company Act, the vote of holders of a “majority” means the vote of the holders of the lesser of (a) 67% or more of the outstanding shares of the Company’s common stock present at the Annual Meeting or represented by proxy if the holders of more than 50% of the shares of the Company’s common stock are present or represented by proxy and (b) more than 50% of the Company’s outstanding shares of common stock.

5.	Capital Gains Amendment

The affirmative vote of the holders of at least a “majority” of the outstanding shares of the Company’s common stock, as defined in the Investment Company Act.  Under the Investment Company Act, the vote of holders of a “majority” means the vote of the holders of the lesser of (a) 67% or more of the outstanding shares of the Company’s common stock present at the Annual Meeting or represented by proxy if the holders of more than 50% of the shares of the Company’s common stock are present or represented by proxy and (b) more than 50% of the Company’s outstanding shares of common stock.

Your Board of Directors recommends that you vote FOR all director nominees in Proposal 1 and FOR Proposals 2, 3, 4 and 5.  Please refer to the proxy materials previously provided to you in connection with the Annual Meeting for additional detail on each of these proposals.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

Bennett Rosenthal
Chairman